Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-85662

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 7, 2007

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 16, 2002

M/I Homes, Inc.

Depositary Shares

Each Representing 1/1,000th of a

    % Series A Preferred Share

(Non-Cumulative, Liquidation Preference $25.00 per Depositary Share)

Dividends, in arrears, on the Series A Preferred Shares will be payable on             ,             ,              and              of each year, when, as, and if declared by us, beginning on                     , 2007 at an annual rate of     % of the $25,000 liquidation preference per share (equivalent to $25.00 per depositary share), or $             per depositary share per year. However, following a “change of control event” (which consists of both a “change of control” and, within 90 days after public notice of the occurrence thereof, the public announcement by one of the three primary rating agencies that, in connection with, in anticipation of or as a result of the occurrence of such “change of control,” such rating agency is withdrawing or downgrading our corporate credit rating to a rating below BB, in the case of S&P, Ba3, in the case of Moody’s, or BB, in the case of Fitch, or the respective equivalent at such time) dividends on the Series A Preferred Shares, when as, and if declared by us, will increase to an annual rate of     % [100 basis points above the pre-existing rate] of the $25,000 liquidation preference per share (equivalent to $25.00 per depositary share), or $             per depositary share per year. Dividends on the Series A Preferred Shares are not cumulative and, accordingly, if for any reason we do not declare a dividend on the Series A Preferred Shares for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and we will have no obligation to pay a dividend for that period, whether or not we pay dividends in full or have sufficient funds to pay dividends in the future.

We may not redeem the Series A Preferred Shares prior to                     , 2012. On or after                     , 2012, we may, at our option, redeem the Series A Preferred Shares, in whole or, from time to time, in part, for $25,000 per Series A Preferred Share (equivalent to $25.00 per depositary share), payable in cash, plus any accrued and unpaid dividends through the date of redemption for the then-current quarterly dividend period. However, at any time following a “change of control event” (as described above), we will have the option to redeem the Series A Preferred Shares, in whole but not in part, within 90 days after the first date on which the “change of control event” has occurred for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

The Series A Preferred Shares have no stated maturity, are not subject to any sinking fund provisions, are not convertible into any other securities and will remain outstanding indefinitely unless we redeem them.

The Series A Preferred Shares will not have any voting rights, except as set forth under the “Description of the Series A Preferred Shares—Voting Rights.”

We have applied to have the depositary shares listed on the New York Stock Exchange under the symbol “MHOPrA.” If approved for listing, we expect that trading on the New York Stock Exchange will commence within 30 days after the initial delivery of the depositary shares. We do not expect that there will be any public trading market for the Series A Preferred Shares except as represented by the depositary shares.

The underwriters have an option to purchase a maximum of             additional depositary shares to cover over-allotments.

Investing in the depositary shares involves risks. See “ Risk Factors” on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to M/I(1)
Per Depositary Share	$	$	$
Total	$	$	$

(1)	Plus accrued dividends, if any, from , 2007.

Delivery of the depositary shares in book-entry form only will be made on or about                     , 2007.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Lead and Book Running Manager

Wachovia Securities

Credit Suisse                JPMorgan

Huntington Investment CompanyKeyBanc Capital MarketsRBS Greenwich CapitalSunTrust Robinson Humphrey

The date of this prospectus supplement is                     , 2007.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell depositary shares, each representing 1/1,000th of a     % Series A Preferred Share, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describes our business and gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the depositary shares. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Except as the context otherwise requires, all references in this prospectus supplement to “M/I,” “us,” “we,” “our” or the “Company” are to M/I Homes, Inc. (formerly known as M/I Schottenstein Homes, Inc.), an Ohio corporation, together with its consolidated subsidiaries.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout the prospectus and the documents incorporated by reference in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains information about M/I and the offering of the depositary shares. It does not contain all of the information that may be important to you in making a decision to purchase the depositary shares. For a more complete understanding of M/I and the offering of the depositary shares, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements incorporated by reference herein. Unless indicated otherwise, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised.

THE COMPANY

M/I Homes, Inc. and subsidiaries (the “Company” or “we”) is one of the nation’s leading builders of single-family homes, having delivered over 68,000 homes since our inception. In 2005, the latest year for which information is available, we were the 21st largest U.S. single-family homebuilder (based on homes delivered) as ranked by Builder Magazine. The Company was incorporated, through predecessor entities, in 1973 and commenced homebuilding activities in 1976. On July 1, 2005, the Company acquired certain assets and assumed certain liabilities of Shamrock Homes, located in Tavares, Florida. We sell and construct single-family homes, townhomes, and recently began offering condominiums, to first-time, move-up, empty-nester and luxury buyers under the M/I Homes, Showcase Homes and Shamrock Homes trade names. In 2006, our average sales price of homes delivered was $313,000 compared to $298,000 in 2005. During the year ended December 31, 2006, we delivered 4,109 homes with record-setting total revenues of approximately $1.4 billion and net income of $38.9 million.

Our homes are sold in the following geographic markets—Columbus and Cincinnati, Ohio; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Indianapolis, Indiana; Delaware; and the Virginia and Maryland suburbs of Washington, D.C. We are the leading homebuilder in the Columbus, Ohio market, based on revenue, and have been the number one builder of single-family detached homes in this market for each of the last eighteen years. In addition, we are one of the top ten homebuilders in the Indianapolis, Cincinnati and Tampa markets, based on homes delivered. Our current operating strategy is focused on the following key initiatives:

•	Emphasizing our product, customer service and premier locations;

•	Improving affordability by constantly reviewing our sales prices, offering incentives and reducing costs of goods purchased from both vendors and subcontractors to maximize profits and cash flows;

•	Decreasing our selling, general and administrative expense infrastructure to reflect local market business conditions; and

•	Reducing our land and lot inventory investment from current levels by significantly curtailing our land purchases, phasing and/or delaying land development and pursuing the sale of certain owned land.

We believe that we distinguish ourselves from competitors by offering homes in select areas with a high level of design and construction quality within a given price range, and by providing superior customer service. Offering homes at a variety of price points allows us to attract a wide range of buyers, including many of our existing homeowners. We support our homebuilding operations by providing mortgage financing services through our wholly-owned subsidiary, M/I Financial Corp. (“M/I Financial”), and title and insurance brokerage services through subsidiaries that are either wholly- or majority-owned by the Company.

Our business strategy emphasizes the following:

Provide superior homeowner service. Our core operating philosophy is to provide superior service to our homeowners. We attempt to involve the homeowner in many phases of the building process in order to enhance communication, knowledge and involvement of the homeowner. Our selling process focuses on the homes’ features, benefits, quality and design, as opposed to merely price and square footage. In all of our markets except Washington, D.C., we utilize design centers to better promote the sale of options and enable buyers to make more informed choices. This enhances the selling process and increases the sale of optional features that typically carry higher margins. We believe all of this leads to a more satisfied homeowner.

Offer product diversity and innovative design. We devote significant resources to the research and design of our homes to meet the needs of our buyers. We offer a number of distinct product lines and more than 600 different floor plans, with some of those floor plans being built in multiple elevations. We also offer a high level of design and construction quality within each of our price ranges.

Focus on premier locations and highly desirable communities. For a number of years, our approach to location of communities has been a key strategic element of our business. We focus on locating and controlling land in the most desirable areas of our markets. We also focus on the overall design and appearance of our communities. Through our community planning and design process, we create well-planned communities with careful attention to a wide variety of aesthetic elements. We focus on the location and design of our communities because we believe these are important factors our homebuyers consider when making a decision to purchase a new home.

Focus on profitability. We focus on profitability while maintaining the high quality of our homes and customer service. We focus on house margins by carefully managing the selling process in order to emphasize the features, benefits, quality and design of our homes. In addition, profitability is enhanced by managing expenses and minimizing speculative building. We are focused on reducing our overhead costs by right-sizing our operations, along with continuing to reduce our construction costs by working with our vendors and subcontractors to continue to provide attractive features while minimizing raw material and construction costs. We also focus on profitability through our land strategies. Currently, a major initiative we are focused on in several of our markets is reducing our investment in land and lot inventory, based on our projected future sales absorption levels.

Maintain market position in existing markets. Many of our markets have experienced a slowdown in new homebuilding construction during the past year as a result of various economic factors; however, we believe several of our existing markets continue to demonstrate economic characteristics that support longer-term growth. As a result, our primary short-term operating strategy will focus on maintaining our market position in our existing markets. We believe we will be successful in doing this by continuing to focus on quality and customer service, along with improving community affordability by lowering sales prices and offering incentives.

Conduct decentralized operations with experienced management. Each of our markets has unique characteristics and is managed locally by dedicated, on-site personnel. In the fourth quarter of 2006, we completed our implementation of a regional management structure to more effectively manage the operating strategy within our Midwest, Florida and Mid-Atlantic homebuilding operations. Our region, area and division presidents possess intimate knowledge of their particular markets and are encouraged to be entrepreneurial to best meet the needs of that market. Our incentive compensation structure supports our overall Company goals by rewarding each region, area and division president primarily based on achieving income and asset targets along with homeowner satisfaction. While our homebuilding operations are decentralized, our allocation of capital is done by corporate management.

THE OFFERING

Issuer	M/I Homes, Inc., an Ohio corporation

Securities Offered	depositary shares, each representing 1/1,000th of a % Series A Preferred Share (plus up to additional depositary shares issuable upon exercise of the underwriters’ over-allotment option).

Dividend Rate and Payment Dates

Dividends will be payable quarterly in arrears on the      day of             ,             ,              and              of each year, when, as, and if declared by us, beginning on                     , 2007 at the fixed rate of $             per Series A Preferred Share ($             per depositary share) each year, which is equivalent to     % of the $25,000 liquidation preference ($25.00 per depositary share). However, following a “change of control event” (which consists of both a “change of control” and, within 90 days after public notice of the occurrence thereof, the public announcement by one of the three primary rating agencies that, in connection with, in anticipation of or as a result of the occurrence of such “change of control,” such rating agency is withdrawing or downgrading our corporate credit rating to a rating below BB, in the case of S&P, Ba3, in the case of Moody’s, or BB, in the case of Fitch, or the respective equivalent at such time) dividends on the Series A Preferred Shares, when, as and if declared by us, will increase to an annual rate of     % [100 basis points above the pre-existing rate] of the $25,000 liquidation preference per share (equivalent to $25.00 per depositary share), or $             per depositary share per year. Dividends on the Series A Preferred Shares are not cumulative and, accordingly, if for any reason we do not declare a dividend on the Series A Preferred Shares for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and we will have no obligation to pay a dividend for that period, whether or not we pay dividends in full or have sufficient funds to pay dividends in the future.

Our debt instruments limit our ability to pay dividends.

Liquidation Preference

The liquidation preference of each Series A Preferred Share is $25,000 (equivalent to $25.00 per depositary share). Upon liquidation, holders of Series A Preferred Shares will be entitled to receive the liquidation preference with respect to their Series A Preferred Shares plus an amount equal to accrued but unpaid dividends for the then-current quarterly dividend period, if any.

Special Optional Redemption

At any time following a “change of control event” (as described above), we will have the option to redeem the Series A Preferred Shares, in whole but not in part, within 90 days after the first date on which the “change of control event” has occurred for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

Optional Redemption	The Series A Preferred Shares are not redeemable prior to , 2012. On and after , 2012, we may, at our option, redeem the Series A Preferred Shares, in whole or, from time to time, in part, for $25,000 per Series A Preferred Share (equivalent to $25.00 per depositary share), payable in cash, plus accrued and unpaid dividends through the date of redemption for the then-quarterly dividend period, if any.

Maturity	The Series A Preferred Shares do not have any maturity date. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them.

Ranking

The Series A Preferred Shares will rank senior only to our common shares, and will be of equal rank with any parity securities that we may issue in the future, in each case with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up.

Voting Rights

Holders of the Series A Preferred Shares generally will have no voting rights. However, if dividends on the Series A Preferred Shares and any other class or series of preferred shares ranking on a parity with the Series A Preferred Shares which are entitled to similar voting rights have not been paid in an aggregate amount equal to at least six full quarterly dividend payments (whether or not consecutive), holders of the Series A Preferred Shares and any such other class or series of preferred shares (voting as a single class) will be entitled to nominate two persons to serve as members of our Board of Directors until full dividends have been paid for at least four consecutive quarterly dividend periods. In addition, holders of the Series A Preferred Shares shall have certain other voting rights as required by applicable Ohio law.

Listing

We have applied to list the depositary shares on the New York Stock Exchange under the symbol “MHOPrA.” If approved for listing, we expect that trading on the New York Stock Exchange will commence within 30 days after the initial delivery of the depositary shares. We do not expect that there will be any public trading market for the Series A Preferred Shares except as represented by the depositary shares.

Form	The depositary shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Trust Company except under the limited circumstances described herein.

Conversion	The Series A Preferred Shares are not convertible into, or exchangeable for, any of our other property or securities.

Use of Proceeds	We intend to use the net proceeds from the offering to repay amounts outstanding under our revolving credit facility.

RISK FACTORS

Before making a decision to invest in the depositary shares, you should carefully consider the following:

•

the risk factors described below, those beginning on page 2 of the accompanying prospectus and those contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Depositary Shares

Even though we have applied to have the depositary shares listed on the New York Stock Exchange, we cannot assure you that they will be listed.

We have applied to have the depositary shares listed on the New York Stock Exchange, which we refer to as NYSE, under the symbol “MHOPrA.” Prior to this offering there has been no market for the depositary shares. If the depositary shares are not listed on NYSE, there may be little or no secondary market for them. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the depositary shares easily, which may affect the price you receive upon any such sale.

Holders of the Series A Preferred Shares have limited voting rights.

Holders of the Series A Preferred Shares generally will have no voting rights. Accordingly, the Series A Preferred Shares may have no voting rights with respect to certain matters upon which a holder of our common shares may be entitled to vote. See “Description of the Series A Preferred Shares—Voting Rights.” However, if dividends on the Series A Preferred Shares and any other class or series of preferred shares ranking on a parity with the Series A Preferred Shares which are entitled to similar voting rights have not been paid for six full quarterly dividend periods (whether or not consecutive), holders of the Series A Preferred Shares and any such other class or series (voting as a single class) will be entitled to nominate two persons as directors of M/I until full dividends have been paid for at least four consecutive quarterly dividend periods.

The Series A Preferred Shares are effectively subordinated to our indebtedness.

Holders of our indebtedness will have prior rights to be paid in full with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of M/I. This may have the effect of reducing the amount of proceeds paid to you as a holder of depositary shares in such event if our assets are insufficient to pay our debt obligations at that time.

Our ability to pay dividends on the Series A Preferred Shares will be limited, and any dividends that are not paid will not cumulate.

Our debt instruments limit our ability to pay dividends. Generally, our indenture and our revolving credit facilities prohibit the payment of dividends on our equity, including the preferred shares, any repurchase of equity or certain other “restricted payments” unless we satisfy certain financial tests. Although we currently have the ability to pay dividends under these debt instruments, if our financial performance declines, our debt instruments could prohibit the payment of dividends.

If we do not pay a quarterly dividend, as a result of the prohibitions set forth in the prior paragraph or otherwise, the dividend will not cumulate and you will have no right to receive any payments in respect of that dividend in any future period.

General Business Risks

Because of the cyclical nature of our industry, changes in general economic, real estate construction or other business conditions could adversely affect our business and/or our financial results.

The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions. Many of these conditions are beyond our control. These conditions include employment levels and job growth, population growth, changing demographics, availability of financing for homebuyers, consumer confidence, housing demand and levels of new and existing homes for sale.

During 2006, the homebuilding industry experienced an industry-wide softening in demand. In many markets, home price appreciation over the past several years attracted real estate investors and speculators. As price appreciation slowed, many investors and speculators decided to reduce their investment in homes, and as a result many markets have experienced and are continuing to experience an over-supply of home inventory, both new homes and resale homes. In response to the higher inventory level of homes, many homebuilders increased the amount of sales incentives offered in an attempt to continue to sell homes. These conditions in the real estate market impacted all of our homebuilding regions during 2006. As a result, we experienced reduced traffic, weakening demand, higher cancellation rates and an over-supply of inventory, all of which contributed to a 35% reduction in new home contracts in 2006 compared to the previous year. As a result of these economic conditions, we have offered, and may continue to offer, certain sales incentives, and in some situations we have lowered our base house prices to aid our sales efforts. These incentives and reductions in base sales prices could negatively impact our financial results. We cannot predict the duration or severity of the current market conditions, nor provide any assurances that the adjustments we have made to our operating strategy to address these conditions will be successful.

We face significant competition in our efforts to sell homes and provide mortgage financing.

The homebuilding industry is highly competitive. We compete in each of our local markets with numerous national, regional and local homebuilders, some of which have greater financial, marketing, land acquisition and sales resources than we do. Builders of new homes compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled subcontractors. Currently, many of our homebuilding competitors are offering significant discounts in the markets in which we operate, in an attempt to generate sales and reduce inventory. We also compete with the existing home resale market that provides certain attractions for homebuyers over the new home market, and we believe that the resale market is becoming more of a competitive factor than in the past, particularly in markets that have had more investor buyers, such as Washington, D.C., Tampa, Orlando and West Palm Beach. As a result of the general softening in the real estate market, the impact of competition has begun and may continue to have an unfavorable impact on our ability to sell new homes, which is evidenced by the 35% reduction in our 2006 new home contracts compared to the prior year.

In addition to competition within our homebuilding operations, the mortgage financing industry has also become increasingly competitive. M/I Financial competes with outside lenders for the capture of our homebuyers. Competition typically increases during periods in which there is a decline in the refinance activity within the industry. During 2006, M/I Financial experienced a slight decrease in its capture rate and profitability. As a result of lower refinance volume for outside lenders, resulting in increased competition for our homebuyer customer, we expect to experience continued pressure on our capture rate and margins, which could negatively affect earnings.

Our land investment exposes us to significant risks, including potential impairment write-downs that could negatively impact our profits if the market value of our inventory declines.

We must anticipate demand for new homes several years prior to those homes being sold to homeowners. There are significant risks inherent in controlling or purchasing land, especially as the demand for new homes decreases. The value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant and fluctuations in value can result in reduced profits. Economic conditions could result in the necessity to sell homes or land at a loss, or hold land in inventory longer than planned, which could significantly impact our financial condition, results of operations, cash flows and stock performance. As a result of softened market conditions in most of our markets, in 2006, we recorded a loss of $71.8 million for impairment of inventory and investments in unconsolidated LLCs and wrote-off $7.0 million relating to land deposits and pre-acquisition costs. It is possible that the estimated cash flows from these inventory positions may change and could result in a future need to record additional valuation adjustments. Additionally, if conditions in the homebuilding industry worsen in the future, we may be required to evaluate additional inventory positions for potential impairment which may result in additional valuation adjustments which could be significant and could negatively impact our financial results and condition. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

If we are not able to obtain suitable financing, our business may be negatively impacted.

The homebuilding industry is capital intensive because of the length of time from when land or lots are acquired to when the related homes are constructed on those lots and delivered to homebuyers. Our business and earnings depend on our ability to obtain financing to support our homebuilding operations and to provide the resources to carry inventory. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, to support our business. The ability for us to secure the needed capital at terms that are acceptable to us may be impacted by factors beyond our control.

The terms of our indebtedness may restrict our ability to operate.

Our revolving credit facility and the indenture governing our senior notes impose restrictions on our operations and activities. The most significant restrictions place limitations on the amount of additional indebtedness that may be incurred, limitations on investments, including joint ventures and advances to officers and employees, limitations on the aggregate cost of certain types of inventory we can hold at any one time and limitations on asset dispositions or creation of liens. We are also required to maintain a certain level of net worth and maintain certain ratios, including a minimum interest coverage of two times earnings before interest, taxes, depreciation, amortization and non-cash charges, on a rolling four quarter basis. Based on our current information, we believe we will meet the interest coverage requirement through the third quarter of 2007; however, we may fall slightly below this requirement level in the fourth quarter of 2007. We monitor this and other covenant requirements closely and will pursue certain actions should this situation appear probable as we move through the year. We can provide no assurance that we will be successful in complying with all restrictions of our indebtedness.

Homebuilding is subject to warranty and liability in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. We record warranty and other reserves for homes we sell, based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. We have, and require the majority of our subcontractors to have, general liability, property, errors and omissions, workers compensation and other business insurance. These insurance policies protect us against a portion of our risk of loss from claims, subject to certain self-insured retentions, deductibles and other coverage limits. We reserve for the costs to cover our self-insured retentions and deductible amounts under these policies and for any costs of claims and lawsuits, based on an analysis of our historical claims, which includes an estimate of claims incurred but not yet reported. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractors’ arrangements and our reserves will be adequate to address all our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce. We may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered and the availability of general liability insurance for construction defects are currently limited and costly. We have responded to the recent increases in insurance costs and coverage limitations by increasing our self-insured retentions. There can be no assurance that coverage will not be further restricted and may become even more costly.

The availability and affordability of residential mortgage financing could adversely affect our business.

Our business is significantly affected by the impact of interest rates. Higher interest rates may decrease our potential market by making it more difficult for homebuyers to qualify for mortgages or to obtain mortgages at interest rates that are acceptable to them. If mortgage interest rates increase, or experience substantial volatility, our business could be adversely affected. In addition, tighter lending standards for mortgage products may have a negative impact on our business.

Natural disasters and severe weather conditions could delay deliveries, increase costs and decrease demand for homes in affected areas.

Several of our markets, specifically our operations in Florida, North Carolina and Washington, D.C., are situated in geographical areas that are regularly impacted by severe storms, hurricanes and flooding. In addition, our operations in the Midwest can be impacted by severe storms, including tornados. The occurrence of these or other natural disasters can cause delays in the completion of, or increase the cost of, developing one or more of our communities, and as a result could adversely impact our results of operations.

Supply shortages and other risks related to the demand for skilled labor and building materials could increase costs and delay deliveries.

The residential construction industry has, from time to time, experienced significant material and labor shortages in insulation, drywall, brick, cement and certain areas of carpentry and framing, as well as fluctuations in lumber prices and supplies. Any shortages of long duration in these areas could delay construction of homes, which could adversely affect our business and increase costs. We have not experienced any significant issues with availability of building materials or skilled labor.

We are subject to extensive government regulations which could restrict our homebuilding or financial services business.

The homebuilding industry is subject to increasing local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction, and similar matters. This includes local regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials that must be used in certain aspects of building design, as well as sales activities and other dealings with homebuyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs. In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewage facilities, delays in utility hookups or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior to, or subsequent to, commencement of our operations, without notice or recourse.

We are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given project vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control) and prohibit or severely restrict development in certain environmentally sensitive regions. Although there can be no assurance that we will be successful in all cases, we have a general practice of requiring resolution of environmental issues prior to purchasing land in an effort to avoid major environmental issues in our developments.

In addition to the laws and regulations that relate to our homebuilding operations, M/I Financial is subject to a variety of laws and regulations concerning the underwriting, servicing and sale of mortgage loans.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

Our future success depends, in part, on our ability to attract, train and retain skilled personnel. If we are unable to retain our key employees or attract, train and retain other skilled personnel in the future, it could impact our operations and result in additional expenses for identifying and training new personnel.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before provision for income taxes and cumulative effect of change in accounting principle, adjusted for income or loss of equity investments and fixed charges, excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, capitalized interest and a portion of rental charges considered to be representative of the interest component in the particular case. Combined fixed charges and preferred stock dividends consist of fixed charges and preferred stock dividends.

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for M/I for each of the periods indicated. We did not have any preferred stock dividends in any of the periods indicated, and, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is equal to the ratio of earnings to fixed charges for that period.

	Fiscal Year Ended December 31,
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	7.88x	9.73x	9.43x	6.07x	1.86x
Ratio of earnings to combined fixed charges and preferred stock dividends	7.88x	9.73x	9.43x	6.07x	1.86x

USE OF PROCEEDS

The net proceeds to us from the sale of the depositary shares are estimated to be approximately $             million (approximately $             million if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds of this offering to repay amounts outstanding under our revolving credit facility. Our revolving credit facility provides a revolving credit line through October 2010 and has an interest rate equal to an applicable margin that varies based on our leverage, plus a floating rate set, at our option, at either the Alternate Base Rate or the Eurodollar Rate. The Alternate Base Rate is defined as the higher of the Prime Rate, the Base CD Rate plus 100 basis points, or the Federal Funds Rate plus 50 basis points. At December 31, 2006, the outstanding balance of $410.0 million under our revolving credit facility was bearing interest at a weighted average rate of 6.88%. Affiliates of certain of the underwriters are lenders under the revolving credit facility and under the revolving credit facility for our M/I Financial subsidiary, which is not affected by this offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006 and on an as adjusted basis to give effect to the sale of the depositary shares assuming no exercise of the underwriters’ over-allotment option, and the application of the estimated net proceeds of the offering.

	At December 31, 2006
	Actual	As Adjusted(1)
	(In thousands)
Debt (including current portion):
Homebuilding revolving credit facility(2)	$410,000	$
6 7/8% senior notes due 2012(3)	198,656
Other(4)	6,944

Total homebuilding debt	615,600
M/I Financial credit facility(5)	29,900

Total debt	645,500
Preferred shares, $.01 par value; 2,000,000 shares authorized; actual, none issued and as adjusted, issued	—
Common shares, $.01 par value (38,000,000 shares authorized and 17,626,123 shares issued)	176
Shareholders’ equity:
Additional paid-in capital	76,282
Retained earnings	614,186
Treasury stock—at cost (3,705,375 common shares)	(73,592)

Total shareholders’ equity	617,052

Total capitalization	$1,262,552	$

(1)	As adjusted to give effect to this offering and the use of proceeds as described under “Use of Proceeds.”
(2)	As of March 5, 2007, there was $362.0 million outstanding under our homebuilding revolving credit facility.
(3)	Represents $200.0 million aggregate principal amount of 6 7/8% senior notes due 2012, net of a $1.3 million discount.
(4)	Represents the mortgage for our principal executive offices.
(5)	As of March 5, 2007, we had $4.8 million outstanding under our M/I Financial credit facility, which is used primarily to provide financing for the origination of mortgage loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected historical consolidated financial and other data for each of the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from the audited consolidated financial statements of M/I Homes, Inc. The following other financial data have been derived from our audited and unaudited consolidated financial statements and accounting records for the respective periods. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference herein, and with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.

	Year Ended December 31,
	2004	2005	2006
	(Dollars in thousands except per share data)
Net Income Data:
Revenue:
Homebuilding revenue	$1,150,136	$1,326,751	$1,336,008
Financial services	32,909	28,635	27,125
Intercompany eliminations	(8,410)	(7,740)	(3,840)

Total revenue	$1,174,635	$1,347,646	$1,359,293
Land and housing cost	875,614	1,007,523	1,014,519
Impairment of inventory and investment in unconsolidated LLCs	—	—	71,750
Gross margin(1)	$299,021	$340,123	$273,024
General and administrative expenses	64,954	80,657	103,042
Selling expense	74,428	83,931	93,616
Interest expense	8,342	14,108	16,247

Income before income taxes(1)	$151,297	$161,427	$60,119
Income taxes	59,763	60,642	21,244

Net income(1)	$91,534	$100,785	$38,875

Per Share Data:
Earnings per common share:
Basic	$6.49	$7.05	$2.78
Diluted(1)	$6.35	$6.93	$2.74
Weighted average shares outstanding:
Basic	14,107	14,302	13,970
Diluted	14,407	14,539	14,168
Dividends per common share	$0.10	$0.10	$0.10

Other Financial Data:
Gross margin	25.5%	25.2%	20.1%
Adjusted EBITDA(2)	$166,606	$188,984	$176,498
Cash flows used in operating activities	(77,688)	(92,639)	(104,012)
Cash flows used in investing activities	(20,604)	(64,124)	(21,758)
Cash flows from financing activities	98,100	179,497	112,201

	At December 31,
	2004	2005	2006
	(In thousands)
Balance Sheet Data:
Inventories	$798,486	$1,076,132	$1,184,358
Total assets	978,526	1,329,678	1,477,079
Homebuilding debt	287,370	465,565	615,600
Total debt	317,370	511,565	645,500
Total shareholders’ equity	487,611	592,568	617,052

(1)	2006 includes the impact of charges relating to the impairment of inventory and investment in unconsolidated LLCs, and the write-off of land deposits and pre-acquisition costs. These charges reduced gross margin by $71.8 million, income before taxes by $78.8 million, net income by $49.6 million and earnings per diluted share by $3.50.
(2)	Adjusted EBITDA is defined as net income, plus interest expense (including interest amortized to land and housing costs), income taxes, depreciation, amortization and non-cash charges, minus interest income. Adjusted EBITDA is not defined by generally accepted accounting principles, and our definition of Adjusted EBITDA may not be comparable to similar companies. Management believes that in order to fully assess our financial operating results, Adjusted EBITDA is an important measure of evaluating our operating performance. However, this measure should be considered in addition to, and not as a substitute for, or superior to, operating income or other measures of financial performance prepared in accordance with GAAP. The following table sets forth a reconciliation of net income, which we believe is the most directly comparable GAAP financial measure.

	Year Ended December 31,
	2004	2005	2006
	(In thousands)
Net income	$91,534	$100,785	$38,875
Interest expense	13,563	22,372	29,218
Income taxes	59,763	60,642	21,244
Depreciation	2,448	2,705	3,936
Amortization	580	1,793	2,990
Non-cash charges(a)	345	2,826	81,823
Interest income	(1,627)	(2,139)	(1,588)

Adjusted EBITDA	$166,606	$188,984	$176,498

(a)	Non-cash charges include impairments of $71,750 in 2006, stock-based compensation expense of $3,057 in 2006, and abandoned land transaction write-offs of $345 in 2004, $2,826 in 2005 and $7,016 in 2006.

SELECTED HOMEBUILDING OPERATIONS DATA

The following tables set forth the following information by market area and in the aggregate: (1) homes delivered, (2) average sales price per home delivered, (3) net contracts, which are new contracts signed during the period for the purchase of homes, less cancellations of prior contracts, (4) backlog, (5) average sales price of homes in backlog, (6) aggregate sales value of homes in backlog and (7) number of active communities.

	Year Ended December 31,
	2004	2005	2006
	(Dollars in thousands)
Midwest Region:
Homes delivered	2,778	2,388	1,821
Averages sales price per home delivered	$250	$268	$265
New contracts, net	2,450	2,018	1,513
Backlog at end of period	1,310	940	632
Average sales price of homes in backlog	$281	$288	$274
Aggregate sales value of homes in backlog	$369,000	$271,000	$173,000
Number of active communities	83	86	83
Florida Region:
Homes delivered	994	1,261	1,597
Averages sales price per home delivered	$266	$289	$343
New contracts, net	1,312	1,609	640
Backlog at end of period	1,096	1,540	583
Average sales price of homes in backlog	$281	$352	$397
Aggregate sales value of homes in backlog	$308,000	$542,000	$232,000
Number of active communities	22	32	46
Mid-Atlantic Region:
Homes delivered	531	642	691
Average sales price per home delivered	$357	$424	$372
New contracts, net	571	687	672
Backlog at end of period	282	327	308
Average sales price of homes in backlog	$437	$431	$415
Aggregate sales value of homes in backlog	$123,000	$141,000	$128,000
Number of active communities	20	32	34
Total:
Homes delivered	4,303	4,291	4,109
Average sales price per home delivered	$267	$298	$313
New contracts, net	4,333	4,314	2,825
Backlog at end of period	2,688	2,807	1,523
Average sales price of homes in backlog	$298	$340	$350
Aggregate sales value of homes in backlog	$800,000	$954,000	$533,000
Number of active communities	125	150	163

DESCRIPTION OF THE SERIES A PREFERRED SHARES

The following description of the material terms of the Series A Preferred Shares is intended to supplement the more general terms and provisions of our preferred shares set forth in the attached prospectus. The following summary is not intended to be complete.

The Series A Preferred Shares represented by the depositary shares constitute a single series of preferred shares. The Series A Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities or property of ours. Series A Preferred Shares have no preemptive rights. Any Series A Preferred Shares that are surrendered for redemption will be returned to the status of authorized and unissued preferred shares, if and to the extent then permitted under applicable Ohio law (which currently provides that such shares are deemed retired).

We will initially issue              Series A Preferred Shares in connection with this offering, or             shares if the underwriters’ over-allotment option is exercised in full. Under the terms of the Series A Preferred Shares, as established by resolution of the Board of Directors of the Company, we will designate             of our preferred shares as authorized Series A Preferred Shares. We will be permitted, without the consent of any holders of the Series A Preferred Shares, to issue additional Series A Preferred Shares from time to time up to the maximum number of authorized Series A Preferred Shares. Such additional shares, together with the shares issued in this offering, will vote together and be part of the same series for all purposes under our Amended and Restated Articles of Incorporation.

Computershare Trust Company, N.A. is the registrar, transfer agent and dividend disbursing agent for the Series A Preferred Shares and also will serve as the depositary.

Dividends

Holders of Series A Preferred Shares will receive when, as, and if declared by us, out of funds legally available for payment of dividends under Ohio law, cash dividends at an annual rate of     % of the liquidation preference of each share. However, following a “change of control event,” dividends on the Series A Preferred Shares, when, as and if declared by us, will increase to an annual rate of     % [100 basis points above the pre-existing rate] of the $25,000 liquidation preference per share (equivalent to $25.00 per depositary share), or $             per depositary share per year.

A “change of control event” shall mean the earliest date on which both of the following events have occurred:

•

Any person or persons acting in concert or on behalf of any person(s) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (whether or not any necessary approvals therefore have been obtained) (a “Change of Control”); and

•

within 90 days after public notice of the occurrence of a Change of Control (which period will be extended so long as any rating is under publicly announced consideration of possible downgrade by one of the Rating Agencies (as defined below)), any one of the Rating Agencies publicly announces that, in connection with, in anticipation of or as a result of, the occurrence of such Change of Control, such Rating Agency is withdrawing or downgrading the corporate credit rating of the Company to a rating below BB, in the case of S&P, Ba3, in the case of Moody’s, or BB, in the case of Fitch (or their respective equivalents at such time).

“Rating Agencies” means Moody’s, S&P or Fitch.

We will pay dividends on the Series A Preferred Shares quarterly in arrears on             ,              ,              and              of each year, beginning on                     , 2007, when, as, and if declared by us out of legally

available funds to the holders of record on the             ,             ,              and              prior to such date. If any of those dates is not a New York business day, then the dividend payment date will be the next succeeding New York business day. “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. The amount of dividends payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The dividend per depositary share payable on                     , 2007, if and as declared, will be $            . See “Description of the Depositary Shares—Dividends and Other Distributions” about the deferral of distribution of amounts that are fractions of one cent.

Dividends on the Series A Preferred Shares are not cumulative and, accordingly, if for any reason we do not declare a dividend on the Series A Preferred Shares for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and we will have no obligation to pay a dividend for that period, whether or not we pay dividends in full or have sufficient funds to pay dividends in the future.

The Series A Preferred Shares will rank senior to our common shares with respect to the payment of dividends to the extent provided in the terms of the Series A Preferred Shares, as established by resolution of the Board of Directors. As a result, unless dividends have been declared and paid or set apart on the Series A Preferred Shares for the then-current quarterly dividend period, no dividend may be declared or paid or set apart for payment on our common shares for that period (or on any of our other equity securities that we may issue in the future ranking, as to the payment of dividends, junior to the Series A Preferred Shares), other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common shares or any of our other stock ranking junior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon our dissolution, liquidation or winding up.

We may, in our discretion, choose to pay dividends on the Series A Preferred Shares without the payment of any dividends on our common shares (or any of our other stock ranking, as to the payment of dividends, junior to the Series A Preferred Shares).

Ranking

The Series A Preferred Shares will rank senior to our common shares, and to any other of our equity securities that we may issue in the future that by their terms rank junior to the Series A Preferred Shares, with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

The Series A Preferred Shares will rank equally with any other shares of preference stock and with any of our other equity securities that we may issue in the future, the terms of which provide that such shares or securities will rank equally with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

Special Optional Redemption

Following a “change of control event” (as defined under “—Dividends”), we will have the option to redeem the Series A Preferred Shares, in whole but not in part, within 90 days after the first date on which the change of control event has occurred, for cash at $25.00 per share plus accrued and unpaid dividends. Any redemption pursuant to this provision will follow generally the procedures set forth below under “—Optional Redemption.”

Optional Redemption

We may not redeem the Series A Preferred Shares prior to                     , 2012, except in certain limited circumstances following a “change of control event.” For further information regarding this exception, see “—Special Optional Redemption.” On or after                     , 2012, we may, at our option, redeem the Series A

Preferred Shares, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days’ notice, at a price per share equal to the liquidation preference plus accrued and unpaid dividends for the then-current quarterly dividend period to the redemption date (but without accumulation of any undeclared dividends from prior dividend periods), if any, provided, however, that any redemption that would reduce the aggregate liquidation preference of the Series A Preferred Shares outstanding to $25 million or less in the aggregate would be restricted to a redemption in whole only. If we choose to redeem less than all the Series A Preferred Shares, we will either determine the Series A Preferred Shares to be redeemed by lot or pro rata in such manner as our Board of Directors deems equitable. Once proper notice has been given, from and after the redemption date, dividends on the Series A Preferred Shares called for redemption will cease to accrue and such Series A Preferred Shares called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease.

There will be no sinking fund for the redemption or purchase of the Series A Preferred Shares. Holders of the Series A Preferred Shares will have no right to require the redemption of the Series A Preferred Shares.

It is our intention that, if we redeem or we or any of our subsidiaries purchase Series A Preferred Shares, we will do so only in an amount that is no more than the net proceeds we have received from the issuance, within 180 days prior to the applicable redemption or purchase date, of our common shares or any other preferred shares on a parity with or junior to the Series A Preferred Shares and with the same or more equity-like characteristics as the Series A Preferred Shares.

Voting Rights

The Series A Preferred Shares will have no voting rights except as provided below or as otherwise from time to time required by law.

The holders of our Series A Preferred Shares and any other classes or series of preferred shares we may issue (if the terms of any such class or series of preferred shares so provide), by majority vote (based on liquidation preference), voting together as a single class regardless of class or series, will be entitled to nominate two directors to serve on our Board of Directors if dividends on the Series A Preferred Shares or any other classes or series of preferred shares we issue are not paid in an aggregate amount equal to at least six full quarterly dividend payments (whether or not consecutive). Promptly after the dividend payment date when such threshold is reached, we will call a meeting of the holders of Series A Preferred Shares and of any other classes or series of preferred shares entitled to vote with the holders of Series A Preferred Shares on the nomination of such directors, for the purpose of nominating two directors. Under the terms of the Series A Preferred Shares, we will appoint as directors persons from time to time nominated as directors by holders of Series A Preferred Shares and other classes or series of preferred shares as described in this section.

The directors nominated by holders of our Series A Preferred Shares in the circumstances noted above will be members of our Board of Directors and will have the same rights, duties and obligations of all other members of the Board. The term of each director appointed to the Board of Directors pursuant to the nomination of the holders of our Series A Preferred Shares will continue until the earliest of (1) the first date as of which full dividends on the Series A Preferred Shares and any such other classes or series of preferred shares entitled to vote with the holders of the Series A Preferred Shares on the nomination of such directors have been paid for at least four consecutive quarterly dividend periods; (2) the date on which such director resigns, dies or is removed by the holders of Series A Preferred Shares and the holders of any such other classes or series of preferred shares entitled to vote with the holders of Series A Preferred Shares on the nomination of such directors, by majority vote (based on liquidation preference), voting together as a single class regardless of classes or series, either in writing or at a meeting duly called for such purpose; or (3) the redemption of all of the Series A Preferred Shares. The holders of Series A Preferred Shares and the holders of any other classes or series of preferred shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors, by majority vote (based on liquidation preference), voting together as a single class, regardless of class or series will have the right, if the terms of such class or series of preferred shares so provide, to remove the directors nominated by such holders and to fill vacancies.

Directors appointed to the Board of Directors pursuant to the nomination of holders of Series A Preferred Shares and the holders of any other classes or series of preferred shares entitled to vote with the holders of Series A Preferred Shares on the nomination of directors will not receive the compensation paid to non-employee directors of the Company.

So long as any Series A Preferred Shares remain outstanding, we will not, without the vote of the holders of at least a majority of the Series A Preferred Shares:

•

authorize, create or issue any capital stock of the Company ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Shares, or reclassify any authorized capital stock of the Company into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock;

•

amend the terms of the Series A Preferred Shares in the Amended and Restated Articles of Incorporation of the Company, whether by merger, consolidation or otherwise, so as to change the express terms, or add express terms, in a manner substantially prejudicial to holders of the Series A Preferred Shares; or

•

adopt any other amendment to the Amended and Restated Articles of Incorporation of the Company that requires a vote of the holders of the shares of a particular class pursuant to Section 1701.71(B) of the Ohio Revised Code.

Any

•	increase in the amount of authorized common or preferred shares;

•	increase or decrease in the number of shares of any other series of preferred shares; or

•	authorization and issuance of other classes or series of stock;

in each case ranking equally with or junior to the Series A Preferred Shares will not be deemed to be substantially prejudicial to the holders of the Series A Preferred Shares.

If we redeem or call for redemption all of the outstanding Series A Preferred Shares and deposit in trust sufficient funds to effect such redemption, the above voting provisions will not apply.

We may create and issue a new series of preferred shares without the consent of the holders of the Series A Preferred Shares except to the extent such new series ranks senior to the Series A Preferred Shares.

Maturity

The Series A Preferred Shares do not have a maturity date, and we are not required to redeem the Series A Preferred Shares. In addition, we are not required to set aside funds to redeem the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them on or after March     , 2012.

Liquidation Preference

Upon any liquidation, dissolution or winding up of our company, the holders of the Series A Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders, $25,000 per share (equivalent to $25.00 per depositary share) plus all accrued and unpaid dividends before any payment or distribution out of our assets may be made to or set apart for the holders of our common shares or other junior equity. If, upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the holders of shares of Series A Preferred Shares or any stock ranking equally with the

Series A Preferred Shares shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

Neither a consolidation nor merger of our company, nor a sale, lease, exchange or transfer of all or substantially all of our assets, will be deemed to be a liquidation, dissolution or winding up under the above provisions.

DESCRIPTION OF THE DEPOSITARY SHARES

The following description of the material terms of the depositary shares being offered is intended to supplement the more general terms and provisions of the depositary shares set forth in the attached prospectus. The following summary is not intended to be complete.

Each depositary share will represent 1/1,000th of a Series A Preferred Share. We will issue depositary receipts evidencing the depositary shares. We will deposit the underlying Series A Preferred Shares pursuant to a deposit agreement among us, Computershare Trust Company, N.A., as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the rights and preferences of the Series A Preferred Shares in proportion to the applicable fraction of a preferred share represented by such depositary share.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received on the Series A Preferred Shares to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including sale of the property and distribution of the net proceeds from such sale to the holders of depositary receipts. The obligation of the depositary to distribute dividends and distributions is subject to our paying certain charges and expenses of the depositary.

The depositary will distribute dividends and other distributions only in an amount that can be distributed without attributing to any holder of depositary receipts a fraction of one cent. Any balance not so distributable will be held by the depositary and will be added to the next sum received by the depositary for distribution. The depositary will not be liable for interest on amounts held for later distribution.

Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the deposit of Series A Preferred Shares and any redemption of Series A Preferred Shares. The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of Series A Preferred Shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of Series A Preferred Shares, until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series A Preferred Shares, in whole or in part, the corresponding depositary shares will also be redeemed. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per Series A Preferred Share. If less than all the depositary shares will be redeemed, we will select either by lot or pro rata those depositary shares to be redeemed. Any shares redeemed will be subject to rounding to prevent fractional depositary shares. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Shares and depositary shares.

Withdrawal of Series A Preferred Shares

Underlying Series A Preferred Shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of Series A Preferred Shares and any money or property represented by such depositary shares. Only whole Series A Preferred Shares may be withdrawn; if a holder holds an amount other than a whole multiple of 1,000 depositary shares, the depositary will deliver along with the withdrawn Series A Preferred Shares a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn Series A Preferred Shares will not be entitled to redeposit such shares or to receive depositary shares. See “—Quotation” below.

Voting the Series A Preferred Shares

Because each depositary share represents ownership of 1/1,000th of a Series A Preferred Share, and each Series A Preferred Share is entitled to a vote per share based on liquidation preference under the limited circumstances described above, holders of depositary receipts will be entitled to 1/1,000th of such vote per depositary share under such limited circumstances.

Quotation

We have applied to have the depositary shares listed on the New York Stock Exchange under the symbol “MHOPrA.” We expect, if the application is approved, that trading will begin within 30 days after initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the Series A Preferred Shares except as represented by the depositary shares.

BOOK ENTRY ISSUANCE

The depositary shares will be issued in book-entry form. The transfer agent will electronically register the depositary shares on the date of original issuance with, or on behalf of, The Depository Trust Company (“DTC”) and the depositary shares will be registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Nominee”).

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants” or “DTC’s Participants”) and to facilitate the clearance and settlement of transactions in securities between Participants through electronic book-entry changes in accounts of its Participants. DTC’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as other banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or “DTC’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC’s Participants or DTC’s Indirect Participants.

We expect that under procedures established by DTC (i) upon issuance and registration of the depositary shares, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global certificate and (ii) ownership of the depositary shares will be shown on, and the transfer of ownership of the depositary shares will be effected only through, records maintained by DTC (with respect to the interests of DTC’s Participants), DTC’s Participants and DTC’s Indirect Participants. Prospective purchasers of the depositary shares are advised that the laws of some states require that certain persons, such as insurance companies, take physical delivery in definitive form of securities that they own. Consequently, these laws may limit your ability to transfer depositary shares to these persons, such as insurance companies.

As long as the Nominee is the registered owner of any depositary shares, the Nominee will be considered the sole owner or holder of such depositary shares. Owners of depositary shares will not be entitled to have depositary shares registered in their names and will not receive or be entitled to receive physical delivery of depositary shares in certificated form. As a result, the ability of a person having a beneficial interest in any depositary shares to pledge such interest to persons or entities that do not participate in DTC’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of depositary shares by DTC or any of DTC’s Participants, or for maintaining, supervising or reviewing any records of DTC or any of DTC’s Participants relating to the depositary shares. Distributions of dividends in respect of any depositary shares registered in the name of the Nominee on the applicable record date will be payable to or at the direction of the Nominee. Neither we nor the transfer agent will have any responsibility or liability for the payment of such amounts to beneficial owners of the depositary shares. We believe, however, that it is the policy of DTC to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on DTC’s records. Payments by DTC’s Participants and DTC’s Indirect Participants to the beneficial owner of depositary shares will be governed by standing instructions and customary practice and will be the responsibility of DTC’s Participants or DTC’s Indirect Participants.

If (i) we notify the transfer agent in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the transfer agent in writing that we elect to cause the issuance of the depositary shares in certificated form, then depositary shares in certificated form will be issued to each person that the Nominee and DTC identify as the beneficial owner of depositary shares. Neither we nor the transfer agent will be liable for any delay by the Nominee or DTC in identifying the beneficial owners of depositary shares, and we and the transfer agent may conclusively rely on, and will be protected in relying on, instructions from the Nominee or DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of any depositary shares to be certificated.

CERTAIN UNITED STATES FEDERAL INCOME

TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences as of the date hereof related to the ownership of the depositary shares and Series A Preferred Shares by United States holders (as defined below). This discussion does not address the United States federal income tax treatment of non-United States holders. Except where noted, this summary deals only with depositary shares and Series A Preferred Shares held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the depositary shares or Series A Preferred Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity; or

•	a person whose “functional currency” is not the U.S. dollar.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address taxes imposed by any state, local or foreign taxing jurisdiction. In addition, this summary assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

As used herein, a “United States holder” means a beneficial owner of depositary shares or Series A Preferred Shares that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds depositary shares or Series A Preferred Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding depositary shares or Series A Preferred Shares, you should consult your tax advisor.

If you are considering the purchase of depositary shares, you should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership of the depositary shares and Series A Preferred Shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

If you hold depositary shares, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Series A Preferred Shares that are represented by such depositary shares. Accordingly, withdrawals of Series A Preferred Shares for depositary shares will not be subject to United States federal income tax.

Dividends

Dividends on the depositary shares or Series A Preferred Shares will be dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes, and will be taxable as ordinary income. Although we expect that our current and accumulated earnings and profits will be such that all dividends paid with respect to the depositary shares or Series A Preferred Shares will qualify as dividends for United States federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any dividend paid on depositary shares or Series A Preferred Shares exceeds our current and accumulated earnings and profits attributable to those shares, the dividend will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in the depositary shares or Series A Preferred Shares. This reduction in basis would increase any gain, or reduce any loss, realized by you on the subsequent sale, redemption or other disposition of your depositary shares or Series A Preferred Shares. The amount of any such dividend in excess of your adjusted tax basis will then be taxed as capital gain. For purposes of the remainder of this discussion, it is assumed that dividends paid on the depositary shares or Series A Preferred Shares will constitute dividends for United States federal income tax purposes.

If you are a corporation, dividends that are received by you generally will be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the depositary shares or Series A Preferred Shares with respect to which the dividend is paid are held by you for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the depositary shares or Series A Preferred Shares become ex-dividend with respect to such dividend.

Under current law, if you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that you elect to treat the dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to you with respect to depositary shares or Series A Preferred Shares that are held by you for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the depositary shares or Series A Preferred Shares become ex-dividend with respect to such dividend.

In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count toward your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of depositary shares or Series A Preferred Shares or substantially identical stock or securities, (b) are the grantor of an option to buy depositary shares or Series A Preferred Shares or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more other positions with respect to substantially similar or related property. The United States Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends-received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

If you are a corporation, you should consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends-received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor in determining the application of these rules in light of your particular circumstances.

Dispositions

A sale, exchange, redemption or other disposition of depositary shares or Series A Preferred Shares generally will result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the depositary shares or Series A Preferred Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the depositary shares or Series A Preferred Shares exceeds one year. Under current law, if you are an individual, net long-term capital gain realized by you is subject to a reduced maximum tax rate of 15%. After December 31, 2010, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends on the depositary shares or Series A Preferred Shares, and the proceeds of sale of depositary shares or Series A Preferred Shares, that are paid to United States holders other than certain exempt recipients (such as corporations). A backup withholding tax may apply to such payments if the United States holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2007, we have agreed to sell to the underwriters named below, for whom Wachovia Capital Markets, LLC is acting as representative, the following respective numbers of depositary shares, each representing 1/1,000th of a     % Series A Preferred Share:

Underwriter	Number of Shares
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Greenwich Capital Markets, Inc.
The Huntington Investment Company
KeyBanc Capital Markets, a division of McDonald Investments Inc.
SunTrust Capital Markets, Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the depositary shares if any are purchased, other than those depositary shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the depositary shares may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to              additional depositary shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the depositary shares.

The underwriters propose to offer the depositary shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $             per depositary share. The underwriters and selling group members may allow a discount of $             per depositary share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay.

	Per Depositary Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting discounts and commissions paid by us	$

Expenses payable by us			$	$

We intend to use more than 10% of the net proceeds from the sale of the depositary shares to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of depositary shares, not including underwriting compensation, is paid to the underwriters of such depositary shares or their affiliates, the dividend rate on the depositary shares may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Wachovia Capital Markets, LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The dividend rate on the depositary shares, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Wachovia Capital Markets, LLC.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of any of our preferred securities substantially similar to the Series A Preferred Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, any such substantially similar securities, without the prior written consent of the representative for a period of 45 days after the delivery date of depositary shares.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of depositary shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing depositary shares in the open market.

•

Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of depositary shares to close out the short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through the over-allotment option. If the underwriters sell more depositary shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the depositary shares sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the depositary shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the depositary shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result the price of the depositary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange if the depositary shares are accepted for listing, or otherwise and, if commenced, may be discontinued at any time.

The underwriters have, from time to time, performed, and may in the future perform, various investment banking, financial advisory and other services for us for which they have been paid, or will be paid, customary fees. Affiliates of certain of the underwriters are lenders under our revolving credit facility.

We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange

Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on the date hereof or the next succeeding business day will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Certain legal matters related to the depositary shares representing interests in our Series A Preferred Shares being offered hereby are being passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

PROSPECTUS

$150,000,000

M/I Homes, Inc.

(formerly known as M/I Schottenstein Homes, Inc.)

Debt Securities, Preferred Shares, Depositary Shares

Common Shares and Warrants

We may from time to time issue debt securities, preferred shares, depositary shares, common shares or warrants to purchase debt securities, preferred shares or common shares having an aggregate offering price of up to $150,000,000 (or the equivalent in foreign denominated currency or units based on or related to currencies). The debt securities may be either senior debt securities or subordinated debt securities. Of the common shares, up to 1,000,000 common shares may be sold by certain of our shareholders who are set forth under “Selling Shareholders.”

The securities may be sold from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. The prospectus will describe the general terms of the securities and the general manner in which the securities may be offered. Each time securities are offered, we will provide a prospectus supplement that will contain the specific terms of the securities offered and will describe the specific manner in which the securities will be offered.

Our common shares are quoted on the New York Stock Exchange under the symbol “MHO.” On April 3, 2002, the last sale price of our common shares as reported on The New York Stock Exchange was $56.15.

The securities may be sold to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under “Where You Can Find More Information” carefully before you invest.

This investment involves risk. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2002.

Where You Can Find More Information

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the debt securities, preferred shares, depositary shares, common shares and warrants. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the debt securities.

We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

M/I Homes, Inc.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

Attn: General Counsel

(614) 418-8000

Unless the context requires otherwise, the terms “we,” “us,” and “our” refer to M/I Homes, Inc. (formerly known as M/I Schottenstein Homes, Inc.), an Ohio corporation.

Forward-Looking Statements

This prospectus includes, and incorporates by reference, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in, or incorporate by reference into, this prospectus are set forth under the caption “Risk Factors” and elsewhere in this prospectus or the documents incorporated by reference herein. All forward-looking statements are expressly qualified in their entirety by those cautionary statements.

M/I Homes, Inc.

We are one of the nation’s leading homebuilders. We sell and construct single-family homes to the first-time, move-up, empty nester and luxury buyer under the M/I Homes and Showcase Homes trade names. Our homes are sold in eleven geographic markets including Columbus and Cincinnati, Ohio; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Indianapolis, Indiana; the Virginia and Maryland suburbs of Washington, D.C., and Phoenix, Arizona (which we are in the process of exiting).

We believe that we distinguish ourselves from competitors by offering homes in select areas with a high level of design and construction quality within a given price range, and by providing superior customer service. Offering homes at a variety of price points allows us to attract a wide range of buyers, including many existing M/I homeowners. We support our homebuilding operations by providing mortgage financing services through our M/I Financial subsidiary and title-related services through affiliated entities.

We are an Ohio corporation, first incorporated, through predecessor entities, in 1973. We commenced homebuilding activities in 1976. Our principal executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219; and our telephone number is (614) 418-8000.

Risk Factors

Our industry is particularly affected by economic conditions and interest rates. The homebuilding industry is significantly affected by changes in national and local economic and other conditions. Many of these conditions are beyond our control. These conditions include employment levels, changing demographics, availability of financing, consumer confidence and housing demand. In addition, homebuilders are subject to risks related to competitive overbuilding, availability and cost of building lots, availability of materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in governmental regulations and increases in real estate taxes and other local government fees. Interest rate increases also adversely affect the industry as it is impossible to predict whether rates will be at levels that are attractive to prospective home buyers. If mortgage interest rates increase, our business could be adversely affected.

Developing our own land involves significant risks. We develop the lots for a majority of our subdivisions. Therefore, our short- and long-term financial success will be dependent upon our ability to develop these subdivisions successfully. Acquiring land and committing the financial and managerial resources to develop a subdivision involves significant risks. Before a subdivision generates any revenue, we must make material expenditures for items such as acquiring land and constructing subdivision infrastructure (streets and utilities).

We operate in a limited number of markets, and we are particularly concentrated in Columbus, Ohio. We have operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C.; and Phoenix, Arizona. Adverse general economic conditions in these markets could have a material adverse impact on our operations. In 2001, approximately 40% of our operating income was derived from operations in the Columbus market.

We compete against many significantly larger homebuilders. The homebuilding industry is highly competitive. We compete in each of our local market areas with numerous national, regional and local homebuilders, some of which have greater financial, marketing, land acquisition and sales resources than we do. Builders of new homes compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled subcontractors. We also compete with the resale market for existing homes which provides certain attractions to home buyers over the new home market.

Governmental regulations and environmental considerations affect us in many ways. The homebuilding industry is subject to increasing local, state and Federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction and similar matters. This includes local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials which must be used in certain aspects of building design, as well as sales activities and other dealings with home buyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs.

We are also subject to a variety of local, state and Federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws, which apply to any given project, vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control) and prohibit or severely restrict development in certain environmentally sensitive regions. Although there can be no assurance that we will be successful in all cases, we have a general practice of requiring an environmental audit and resolution of environmental issues prior to purchasing land in an effort to avoid major environmental issues in our developments.

In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewer facilities, delays in utilities hookups or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior to, or subsequent to, commencement of our operations without notice or recourse.

Material or labor shortages can adversely affect our business. The residential construction industry has, from time to time, experienced material and labor shortages in insulation, drywall, brick, cement and certain areas of carpentry and framing, as well as fluctuations in lumber prices and supplies. Continued shortages in these areas could delay construction on homes which could adversely affect our business.

Our principal shareholders have significant voting control. As of December 31, 2001, members of the Irving E. Schottenstein family owned approximately 31% of our outstanding common shares. Therefore, members of the Irving E. Schottenstein family have significant voting power.

Litigation related to construction defects could adversely affect our business. Litigation related to construction defects has increased significantly in recent years. The homebuilding industry has experienced both an increase in the number of individual claims for construction defects as well as increased costs of insuring against such claims.

Ratio of Earnings to Fixed Charges

	Fiscal Year Ended December 31,
	2001		2000		1999		1998		1997
Ratio of earnings to fixed charges. . .	4.96	x	4.12	x	4.79	x	3.91	x	2.98	x

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings include income before provision for income taxes and cumulative effect of change in accounting principle, adjusted for income or loss of equity investees and fixed charges, excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, capitalized interest and a portion of rental charges considered to be representative of the interest component in the particular case. We did not have any preferred stock dividends in any of the periods indicated, and, therefore, the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated was equal to the ratio of earnings to fixed charges for that period.

Use of Proceeds

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. This may include the acquisition and development of land, refinancing of debt, purchase of our common shares, capital expenditures, mergers, acquisitions and other strategic investments. Specific allocations of the proceeds for such purposes have not been made at this time. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

Description of Securities

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

Description of Debt Securities

The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See “—Subordination” below.

For more information about the securities offered by us, please refer to:

•	the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of senior debt securities by us;

•	the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of subordinated debt securities by us.

The forms of the indentures are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture.” The trustee under each indenture is referred to as the “indenture trustee.” The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution. We have not yet selected an indenture trustee for either of the indentures, and we have not yet executed either indenture. Prior to issuing any debt securities, we will be required to select an indenture trustee for the applicable indenture or indentures, to qualify such indenture trustee or trustees under the Trust Indenture Act of 1939 and to execute the applicable indenture or indentures.

The form of each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable form of indenture will be described in the prospectus supplement relating to the debt securities.

Each form of indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We will be able to issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities will be unsecured obligations of the Company.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officer’s certificates pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

(a) the title of the debt securities;

(b) any limit on the aggregate principal amount of the debt securities;

(c) the date or dates on which principal will be payable or how to determine the dates;

(d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

(e) the place of payment on the debt securities;

(f) any obligation or option we have to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(g) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(h) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities will be payable if other than the currency of the United States of America;

(i) any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

(j) if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt is accelerated;

(k) the terms and conditions upon which the currency in which the debt securities are payable may change;

(l) any event of default applicable to the debt security in addition to those included in the applicable indenture;

(m) any covenant included for the benefit of the debt security in addition to (and not inconsistent with) those included in the applicable indenture;

(n) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(o) the terms of any right to convert the debt securities into other securities of the company or other property; and

(p) any other terms of the debt securities. (See Section 301.)

If the debt securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable in a currency or currencies other than that in which such debt securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the debt securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the prospectus supplement.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a) We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307.)

Payment of Debt Securities—Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

Form; Transfers; Exchanges

The debt securities will be issued:

(a) only in fully registered form;

(b) without interest coupons; and

(c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1106.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 1107.)

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1105.)

Events Of Default

Unless otherwise specified in a prospectus supplement, an “event of default” occurs with respect to debt securities of any series if:

(a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

(c) we do not deposit any sinking fund payment when due by the terms of the applicable security;

(d) we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the applicable indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 10% of the principal amount of debt securities of the affected series;

(e) we do not pay other indebtedness in an aggregate principal amount of $25 million or more when due and remain in default for 10 days after we receive written notice as provided in the applicable indenture;

(f) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur;

(g) we fail to convert any securities which are convertible into other securities of the Company or other property when required by the terms of such convertible securities; or

(h) any other event of default specified in the prospectus supplement occurs. (See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

(a) we pay or deposit with the indenture trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on overdue interest to the extent lawful;

•	all amounts due to the indenture trustee under the indenture; and

(b) all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture. (See Section 502.)

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

Subject to the applicable indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to:

(a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

(b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series.

These rights of registered holders to make direction are subject to the following limitations:

(a) the registered holders’ directions will not conflict with any law or the applicable indenture; and

(b) the registered holders’ directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

The indenture trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

(a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

(b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

(c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The indenture trustee is required, under each indenture, to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default due to our failure to deposit any sinking fund payment when due, no notice shall be given to the registered holders until at least 60 days after the occurrence thereof. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indentures. (See Section 1004.)

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

Compliance with some of the covenants in the indentures or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1010.)

Covenants

The covenants described below apply to any and all series of senior debt securities unless we specify otherwise in the applicable prospectus. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

For your reference, we have provided a list of definitions of the capitalized terms used in the covenants at the end of the description.

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1005.)

We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

(a) the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indentures,

(b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing;

(c) if, as a result of the transaction, our property or assets would become subject to a lien that would not be permitted under the applicable indenture, the entity formed by the consolidation or into which we are merged causes all of the debt securities issued under the indenture to be secured equally and ratably;

(d) all other conditions specified in the indenture are met. (See Section 801.)

Modification of Indentures

Without Registered Holder Consent.

Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

(a) to evidence the succession of another entity to us; or

(b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon us; or

(c) to add any additional events of default for all or any series of debt securities; or

(d) to provide for the issuance of bearer securities; or

(e) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

(f) to provide security for the debt securities of any series; or

(g) to establish the form or terms of debt securities of any series as permitted by the indenture; or

(h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

(i) to provide holders with rights to convert their debt securities into any security or property other than common stock of the Company; or

(j) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect. (See Section 901.)

With Registered Holder Consent.

We and the applicable indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a) change the stated maturity of the principal of or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

(c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults or

(d) make any change that adversely affects the right to convert any convertible debt security or decrease the conversion rate or increase the conversion price of any convertible debt security.

A supplemental indenture which changes or eliminates any provision of an indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series. (See Section 902.)

Miscellaneous

The indentures will provide that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indentures, in the manner and subject to the limitations provided in the indentures. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Defeasance and Covenant Defeasance

The indentures will provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

(a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

(b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption. In addition, we must deliver to the indenture trustee an opinion of counsel confirming that there will be no Federal income tax consequences to the holders of the debt securities as a result of the defeasance and an officer’s certificate confirming that the securities will not be delisted.

The indentures will permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Resignation and Removal of an Indenture Trustee; Deemed Resignation

An indenture trustee, once selected and duly qualified, may resign at any time by giving written notice to us.

An indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

No resignation or removal of an indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the applicable indenture.

Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal of, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt indenture.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Conversion Rights

The terms and conditions of any debt securities being offered that are convertible into our common shares will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Description of Capital Stock

Our Authorized Capital Stock

Our authorized capital stock consists of 38,000,000 common shares, par value $.01 per share, and 2,000,000 preferred shares, par value $.01 per share. As of February 22, 2002, there were 1,283,014 common shares held by the Company in treasury, 7,530,047 common shares issued and outstanding and no preferred shares issued and outstanding.

The following summary description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the “Articles”) and Regulations of the Company, which are incorporated herein by reference.

Common Shares

Holders of our common shares are entitled to:

•	one vote for each share held;

•

receive dividends when and if declared by the directors from funds legally available therefor, subject to the rights of holders of preferred shares, if any, and to restrictions contained in our long-term indebtedness; and

•

share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for distribution to the holders of any preferred shares.

Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and the shares which may be issued on conversion will be, when issued, fully paid and nonassessable.

Preferred Shares

Our articles of incorporation authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 2,000,000 preferred shares in one or more classes or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Absent a determination by the board of directors to establish different voting rights, holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class, except that Ohio law entitles the holders of preferred shares to exercise a class vote on certain matters.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Trust Company, N.A. (as successor to Boston Equiserve).

Anti-takeover Effects of Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law

There are provisions in our articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares:

Classified Board of Directors

Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. In addition, our regulations provide that the number of directors in each class and the total number of directors may only be changed by the affirmative vote of a majority of the directors or the holders of record of at least 75% of our voting power. Under a recent revision to the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors, except for cause.

Limited Shareholder Action by Written Consent

Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

Supermajority Voting Provisions

The affirmative vote of two-thirds of the voting power of the company is required in order to amend or repeal our existing regulations, or adopt new regulations, with respect to any of the following:

•	the requirements for calling a special meeting of shareholders;

•	the provisions regarding our staggered board;

•	the provisions for filling vacancies on our board or adding directors;

•	the procedures for nominating directors;

•	the provisions regarding conflicts of interest;

•	the requirement that directors can only be removed for cause;

•	the indemnification provisions;

•	our non-statutory Control Share Acquisition Act provisions; and

•	amendments to these supermajority provisions.

In addition, the affirmative vote of 75% of the voting power of the company is required to amend or repeal the provision regarding changes in the number of directors in our regulations.

On all other matters, the required vote is a majority of the voting power of the company.

Control Share Acquisition Act

Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power;

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act. However, we have adopted a substantially similar provision in our regulations with one significant exception: under our regulations no shareholder vote is required if the board of directors has approved the acquisition of voting power. In addition, the our regulations provide our Board with more flexibility in setting a date for the special meeting of shareholders to consider the proposed control share acquisition than the Control Share Acquisition Act.

Description of Depositary Shares

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. We will deposit with a depositary (the “preferred stock depositary”) preferred shares of each series represented by depositary shares. We will enter into a deposit agreement (each a “deposit agreement”) with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares (“depositary receipts”). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder’s fractional interest in the preferred shares, to all the rights and preferences of the series of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

Immediately after we issue and deliver the preferred shares to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

Dividends and other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distribution will be made in respect of any depositary share that represents any preferred share converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive the related preferred shares as specified in the applicable prospectus supplement, but holders of preferred shares will not thereafter be entitled to receive depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing preferred shares so redeemed, provided we have paid the applicable redemption price for the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

From and after the date fixed for redemption:

•	all dividends in respect of preferred shares called for redemption will cease to accrue;

•	the depositary shares called for redemption will no longer be deemed to be outstanding; and

•

all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

Voting of the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder’s depositary shares. The preferred stock depositary will vote the amount of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred shares represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary’s negligence or willful misconduct.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other securities. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred shares. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional common shares will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each series of preferred shares affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution of the related preferred shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

•	each related preferred share has been converted into our securities which are not represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred shares.

We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (only in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

Description of Warrants

We may issue warrants to purchase debt securities (“debt warrants”), preferred shares (“preferred share warrants”), depositary shares (“depositary share warrants”) or common shares (“common share warrants,” collectively with the debt warrants, the preferred share warrants and the depositary share warrants (“warrants”)). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

(a) the title of the debt warrants;

(b) the aggregate number of the debt warrants;

(c) the price or prices at which the debt warrants will be issued;

(d) the designation, aggregate principal amount and terms of the debt securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the debt warrants;

(e) the designation and terms of any related debt securities with which the debt warrants are issued, and the number of debt warrants issued with each security;

(f) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g) the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

(h) the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

(i) the maximum or minimum number of debt warrants which may be exercised at any time;

(j) a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

(k) any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

Other Warrants

We will describe in the applicable prospectus supplement the terms of the preferred share warrants, depositary share warrants and common share warrants being offered, including the following:

(a) the title of the warrants;

(b) the securities for which the warrants are exercisable;

(c) the price or prices at which the warrants will be issued;

(d) if applicable, the number of warrants issued with each preferred share, common share or depositary share;

(e) any provisions for adjustment of the number or amount of preferred shares, common shares or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

(f) if applicable, the date on and after which the warrants and the related preferred shares, common shares or depositary shares will be separately transferable;

(g) if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

(h) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

(i) the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

(j) the maximum or minimum number of warrants which may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or preferred shares, common shares or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or preferred shares or common shares purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Plan of Distribution

Issuances by the Company

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we and/or the selling shareholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in Columbus, Ohio or New York City.

Sales by Selling Shareholders

As a portion of the $150,000,000 aggregate offering price registered hereby, as such amount may be amended pursuant to Rule 462(b), we are registering 1,000,000 common shares on behalf of the selling shareholders. As used herein, “selling shareholders” includes the selling shareholders named in the table below, all of whom may be deemed to be affiliates of the company, and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

The selling shareholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The selling shareholders may sell common shares from time to time hereunder as follows:

•	a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

The shares may be sold by selling shareholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the

Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common shares for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of our common shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, we will file a supplement to this prospectus upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares hereunder.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Selling Shareholders

The following table sets forth the number of shares beneficially owned by each of the selling shareholders. Each of the selling shareholders may be deemed to be an affiliate of the Company. No estimate can be given as to the amount of our common shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the common shares beneficially owned by them or that may hereafter be acquired by them upon the exercise of stock options. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

Name of Selling Shareholder(1)	Number of Common Shares Beneficially Owned Prior to Offering(2)		Percent of Class	Number of Common Shares Registered for Sale Hereby
Irving E. Schottenstein	538,024	(3)	7.1%	100,000
Robert H. Schottenstein	440,108	(4)	5.8%	150,000
Steven Schottenstein	457,079	(5)	6.0%	150,000
Linda S. Fisher	509,300	(6)	6.8%	300,000
Gary L. Schottenstein	405,600	(7)	5.4%	300,000

(1)

Irving E. Schottenstein is the Chairman of the Board and Chief Executive Officer of the Company; Robert H. Schottenstein is a director and President of the Company; Steven Schottenstein is a director and

Chief Operating Officer of the Company; and Gary L. Schottenstein is a vice president of the Company. Irving E. Schottenstein is the father of Robert H. Schottenstein, Steven Schottenstein, Linda S. Fisher and Gary L. Schottenstein.

(2)	The amounts shown include 29,924, 15,808 and 7,579 Common Shares held by Irving E. Schottenstein, Robert H. Schottenstein and Steven Schottenstein, respectively, under the terms of the Executives’ Deferred Compensation Plan. Under the terms of the Executives’ Deferred Compensation Plan, a participant does not beneficially own, or have voting or investment power with respect to, common shares acquired under the plan, until such common shares are distributed pursuant to terms of the plan.
(3)	Irving E. Schottenstein is the trustee of (i) the Irving and Frankie Schottenstein Trust which holds 453,300 common shares, and (ii) the Steven Schottenstein Descendants Trust which holds 54,800 common shares, and exercises all rights with regard to such common shares. Does not include an aggregate of 1,730,800 common shares which are held in trust by Irving E. Schottenstein, as trustee, pursuant to trust agreements dated August 1986, as amended, for the benefit of his four children: Robert H. Schottenstein (405,000 shares), Steven Schottenstein (430,200 shares), Gary L. Schottenstein (405,600 shares) and Linda S. Fisher (490,000 shares). As trustee, Irving E. Schottenstein is empowered to exercise all rights with regard to such common shares and, with the agreement of each beneficiary, amend each trust.
(4)	405,000 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Robert H. Schottenstein individually. 16,500 of these common shares are held in trust by Robert H. Schottenstein, as trustee, for the benefit of his children pursuant to trust agreements dated December 22, 1994. As trustee, Robert H. Schottenstein is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.
(5)	430,200 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Steven Schottenstein individually. 16,500 of these common shares are held in trust by Steven Schottenstein, as trustee, for the benefit of his children pursuant to trust agreements dated December 22, 1994. As trustee, Steven Schottenstein is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.
(6)	490,000 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Linda S. Fisher individually. 16,500 of these common shares are held in trust by Ms. Fisher, as trustee, for the benefit of her children pursuant to trust agreements dated December 22, 1994. As trustee, Ms. Fisher is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.
(7)	405,600 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

Experts

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.